SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                 DATE OF EARLIEST EVENT REPORTED: MARCH 25, 2004

                            HYPERDYNAMICS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                   000-25496                87-0400335
  (STATE OR OTHER JURISDICTION    (COMMISSION FILE NUMBER)     (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                           9700 BISSONNET, SUITE 1700
                              HOUSTON, TEXAS 77036
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                                 (713) 353-9400
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)



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ITEM  5.   OTHER EVENTS.

     Since January 1, 2004, we have succeeded in privately raising funds in the amount of $5,545,614 of which $4,628,174 has been collected in cash and $917,440 is due immediately to be paid in pursuant to subscription agreements. We have used part of these funds to pay for exploration work completed by the Company to date. The additional funds are available for general corporate use as determined by management. The following sets forth certain information for all securities we issued from January 1, 2004 through March 25, 2004 in transactions in reliance upon exemptions from registration under the Securities Act of 1933 as amended (the "Act") as provided in Section 4(2) thereof. Each certificate issued contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities. None of the transactions involved a public offering. We believe that each person was an accredited investor and had knowledge and experience in financial and business matters, which allowed them to evaluate the merits and risks of our securities. We believe that each person was knowledgeable about our operations and financial condition.

     Between January 1, 2004 and January 14, 2004, 8 accredited investors purchased 960,290 shares of restricted common stock pursuant to private subscription agreements for a total purchase price of $576,174. Since January 14, 2004, 52 accredited investors purchased 6,211,800 shares of restricted common stock and warrants to purchase 3,105,900 shares of restricted common stock with a strike price of $2.00 per share, expiring three years from the date of issue, pursuant to private subscription agreements for a total purchase price of $4,969,440. Under this private financing structure, we paid and/or accrued certain fees in the amount of $554,561. The Company is issuing a press release regarding this material event concurrently with this Form 8-K filing. A copy of the press release is attached hereto as Exhibit 99.1.




SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


HYPERDYNAMICS CORPORATION


Date:  March 25, 2004                   By:  /s/  Kent Watts
                                        -------------------------------
                                        Kent Watts, President, CEO, and
                                        Chief  Accounting  Officer


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